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                                                                     EXHIBIT 5.1



             Law Offices                                       Baltimore, MD
Ballard Spahr Andrews & Ingersoll, LLP                          Camden, NJ
     1225 17h Street, Suite 2300                             Philadelphia, PA
     Denver, Colorado 80202-5596                            Salt Lake City, UT
            303-292-2400                                        Voorhees, NJ
         Fax: 303-296-3956                                     Washington, DC
     Lawyers@ballardspahr.com

                                   May 7, 2003

Navidec, Inc.
6399 Fiddler's Green Circle, Suite 300
Greenwood Village, Colorado  80111

         Re:      Registration Statement on Form S-2 (#333-101380)
                  ------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Navidec, Inc., a Colorado corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-2 (the "Registration Statement") by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended,
(i) the issuance of 650,708 rights to purchase common stock of the Company (the "Rights") to shareholders of record on November 15, 2002; and (ii) the issuance of 650,708 common shares upon the exercise of the Rights (the "Purchase Shares").

         In that connection, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon the foregoing, we are of the opinion that the Rights have been validly issued and constitute the legal, valid and binding obligation of the Company enforceable in accordance with their terms, subject to (i) bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law. We are also of the opinion that the Purchase Shares, when issued and paid for upon exercise of the Rights, will be validly issued, fully paid and nonassessable.

         This opinion is limited to the matters expressly stated herein. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Colorado. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

         We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Rights and the Purchase Shares while the Registration Statement is in effect.

                                  Very truly yours,

                                  /S/  BALLARD SPAHR ANDREWS & INGERSOLL, LLP